EXHIBIT 99
Dated April 19, 1996

FOR IMMEDIATE RELEASE

DATE:  April 15, 1996

CONTACT:  Peter Van Kleeck
          President & CEO
          (914) 897-7400

PAWLING SAVINGS BANK
COMPLETES ACQUISITION OF
TWO GREENPOINT ROCKLAND BRANCHES

FISHKILL, NEW YORK (NASDAQ: PSBK). . . . On April 12, 1996, Pawling Savings
Bank, a wholly owned subsidiary of Progressive Bank, Inc., completed its acquisition of two GreenPoint Bank branches located at Chestnut Ridge and Wesley Hills in Rockland County.

Peter Van Kleeck, President and CEO of Pawling Savings Bank, stated "We are pleased to extend our personal commitment to serve the banking needs of these communities in Rockland County. We have long felt that Rockland County would provide an excellent opportunity for our Bank. This opportunity fits very well with our strategic plan and we are excited about providing increased financial services to our new customers and businesses of the County."

Pawling Savings Bank has assumed approximately $154.0 million in deposits with the acquisition of the two branch offices. The transaction was agreed upon by the two organizations in December 1995 and received regulatory approval on March 11, 1996.

Progressive Bank, Inc., the parent company of Pawling Savings Bank has consolidated assets of approximately $895.0 million after the acquisition with 17 branches throughout the Hudson Valley and loan production offices in both Harriman and White Plains, New York.